SETTLEMENT AND RELEASE

   This Settlement and Release (the "Agreement") is effective as of November 29, 2007 by and between John P. Gorst ("Gorst") and Gottaplay Interactive, Inc., a Nevada corporation (the "Company").

                                    RECITALS

1. Gorst purportedly entered into an employment agreement (the "Employment Agreement") with the Company on or about August 31, 2006. Pursuant to the terms of the Employment Agreement, Gorst was to be employed by the Company as its Chief Executive Officer for a period of three (3) years, plus any extension period pursuant to the terms of the Agreement.

2. Pursuant to the terms of the Employment Agreement, the Company did agree to pay Gorst an annual salary, as indicated in Exhibit "A" to the Agreement.

3. As a result of certain circumstances, the parties hereto wish to terminate the Employment Agreement in its entirety and establish the terms and conditions of their employment relationship as set forth herein below.

         NOW, THEREFORE, in consideration of the promises and of the mutual obligations hereinafter set forth, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
                             EMPLOYMENT RELATIONSHIP

Section 1.01 CANCELLATION OF EMPLOYMENT AGREEMENT. In consideration for the mutual promises contained herein, Gorst agrees to terminate the Employment Agreement effective as of the date hereof and waive any and all accrual of past due salaries, expenses, or any other compensation due Gorst under the Employment Agreement.

Section 1.02 TERMS OF EMPLOYMENT. Effective upon execution hereof, Gorst shall remain the Chief Executive Officer of the Company, to hold such position at the discretion of the Company's Board of Directors for a period of one (1) year from the date hereof, In the event that Gorst is replaced as the CEO and or Chairman of Gottaplay, the parties mutually agree that Gorst shall become the President of the Company's On-line/Interactive division, unless terminated prior pursuant to the terms contained herein below. The terms of employment shall be as follows:

         A. A monthly salary of $6,000.00;

         b. In the event of termination cause, as outlined in this agreement, Gorst shall receive a one-time severance payment from the Company equal to three (3) month's salary;

         c. A stock bonus program to be determined by the Company's Board of Directors within 60 days from execution of this agreement, which program shall be tied directly to the EBITA of the Company's On-line division, as determined by the Company's independent auditors;

         d. Gorst shall be provided, at the Company's expense, full health insurance for himself as well as his two children during the term of this Agreement. Additionally, these health benefits shall continue to be provided for a period of six months past the one year period in the event that this Agreement is not renewed and or is terminated for any reason other than for cause.

         e. Gorst shall also be entitled to three weeks vacation during the one year period covered by this Agreement.

         No other compensation shall be paid to Gorst by the Company.



         Section 1.03     Termination of Employment Agreement

         Termination by Employer

         a) DEATH OR DISABILITY. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with
Section 12(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative.
         (b) CAUSE. The Company may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean:
         (i) the willful failure of the Executive to perform substantially the Executive's duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), which failure is not cured within 30 days after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, or (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.


ARTICLE II
                           GORST COVENANTS AND RELEASE

         As a material inducement to the Company to enter into this Agreement Gorst agrees as follows:

         SECTION 2.1 ESCROW OF GORST SHARES. Upon execution hereof, Gorst agrees to execute and deliver that certain "lock-up" agreement, a copy of which is attached hereto and incorporated herein as if set forth as Exhibit "A" relating to all shares of the Company's Common Stock not previously pledged by Gorst.

         SECTION 2.1 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any prior oral or written agreement among the parties. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington without giving effect to the principles of conflicts of laws thereof.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.


                               GOTTAPLAY INTERACTIVE, INC.

                               By:/s/ M. Carroll Benton
                               Its:  Chief Financial Officer


                               /s/ John P. Gorst
                               --------------------------
                               John P. Gorst